Exhibit 99.1
White Electronic Designs Corporation Announces
Completion of Strategic Alternatives Process
Company also announces the election of Brian R. Kahn as Chairman of the Board of Directors following the retirement of Edward A. White
For Immediate Release

Company Contact:	Investor Contact:
Brian R. Kahn	Lytham Partners, LLC
Chairman of the Board	Joe Diaz, Robert Blum, Joe Dorame
407-909-8015	602-889-9700
wedc@lythampartners.com
PHOENIX, Arizona — June 17, 2009 — White Electronic Designs Corporation (NASDAQ: WEDC) today announced the completion of its previously announced exploration of strategic alternatives, the retirement of its founder and Chairman Edward A. White, and the election of Brian R. Kahn as Chairman of the Board of Directors.
As previously announced, the Company’s strategic alternatives review was conducted under the supervision of the Strategic Alternatives Committee of the Board of Directors and undertaken with this committee’s financial advisor, Jefferies & Company and legal advisor, Wilson Sonsini Goodrich & Rosati. After careful consideration of alternatives, the Company has determined that shareholders’ interests will be best served by continuing to operate as a stand-alone entity.
As previously indicated to shareholders, the review process involved, among other things, a consideration of the sale of the Company. With the assistance of Jefferies & Company, a broad universe of domestic and international industry participants and private equity sources were solicited. The Company received several indications of interest as well as formal offers related to the sale of the Company. After a deliberate and careful process, the Board has determined, upon the Strategic Alternatives Committee’s recommendation, that the offers received were not in the Company’s and its shareholders’ best interests and the Company would likely generate more long-term value with its current stand-alone strategy.
The Company also previously announced that the Strategic Alternatives Committee would review potential buy-side alternative opportunities. While the Company has not to date identified a buy-side opportunity it intends to pursue, the Company will continue to evaluate such opportunities as they arise despite the conclusion of this previously announced review process.
Throughout its review of strategic alternatives, the Company has continued to implement its stand-alone strategy, which included closing sales relating to discontinued assets in its Hillsboro, Oregon Display Systems Division and its commercial microelectronics division as well as the expected disposal of its Columbus, Ohio Interface Electronics Division, and reallocating all available resources to its highly profitable and growing defense electronics business, where the Company benefits from superior technical knowledge, specialized manufacturing capabilities, and an ongoing commitment to research and development.
The Company also announced today that its founder and Chairman, Edward A. White, has retired. Mr. White stated, “I am extremely excited about the increasing amount of success that the Company is experiencing. Since September 1951, this company has been my labor of love. After spending this past year working with the Board to determine the appropriate future course for the Company, I could not be more pleased with the results. I leave the Company in good hands and expect the future will bring all the Company’s stakeholders even more success than the last 58 years have. The Board of Directors has recently considered a number of alternatives aimed at enhancing shareholder value. The Board has concluded that the best path to maximize shareholder value is to focus on building the Company’s defense electronics business as a stand-alone entity. The Company is focused on developing revenue opportunities in three key areas within the defense electronics industry: Aircraft, Missiles & Ordnance and C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance). The military has intensified its requirements for information assurance (IA) and anti-tamper (AT). These requirements are an underlying and growing requirement in all defense segments. The Company’s AT technology, falling under the IA umbrella, sets the groundwork from which to build our IA framework. Our intelligent integration of AT and IA in such technologies as military global positioning systems (GPS), solid state disk (SSD) and radio frequency (RF) provides the Company the edge to not only maintain, but to further position the Company as a market leader. I believe that the Company is well positioned for significant growth and that shareholders will be rewarded. As one of the largest individual Company shareholders, I am looking forward to the future.”
In addition, the Company has also announced that Brian R. Kahn has been elected as the new Chairman of the Board. Mr. Kahn stated, “On behalf of the Board, I thank Ed for the contributions he has made to this Company over the years. His past leadership has been pivotal in building this Company. This is a very important period in the history of White Electronics and I am honored that Ed and the Board have entrusted me with the role of Chairman. Like Ed, I am also a significant shareholder in this Company, and I look forward to implementing the strategy that the Board and management have put together to maximize shareholder value. Even though the formal strategic review process has ended, our full Board takes its responsibility to enhance shareholder value seriously and therefore will continually review, on an ongoing basis, the Company’s strategy and all available options.”
About White Electronic Designs Corporation

White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com.
Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include but are not limited to the

Company’s expectations related to: the ability of the Company to generate long-term value with its current stand-alone strategy; the potential benefits to the defense electronics business as a result of the Company’s superior technical knowledge, specialized manufacturing capabilities, and research and development; and any future strategy of the Company and the likely results or value resulting from current plans. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-G